                                                                    Exhibit 99.1

Teton Petroleum Reports Record Revenue Growth in Russia for the First Quarter of
                                      2003

Denver,  USA (May 15, 2003) Teton Petroleum (AMEX:  TPE), an independent oil and gas exploration and production company with principal operations in Russia, grew revenue in the first  quarter of 2003 by 315% percent over that  achieved in the prior year's first quarter.

"Our effort to expand  export  sales from Russia was a key factor,  along with a higher  average price per barrel of oil, for the robust  revenue  growth for the quarter," said Thomas Conroy, chief financial officer.

Conroy highlighted the following achievements in the first quarter:

     o    Revenue rose to $3,408,718 from $821,000 in the first quarter of 2002, a 315% increase.

     o    The net loss was $525,936, or ($0.08) cents per share, versus $633,812 or ($0.27)  cents per share,  in the first  quarter of 2002, a 70% per share decrease.

     o    The  average  realized  price per barrel rose to $22.53 from $15.00 in the first quarter of 2002, a 50% increase.

     o    Production  net to Teton  increased  to 151,300  barrels  from  54,675 barrels in the first quarter of 2002, a 176% increase.

Denver-based  Teton is the only publicly traded U.S. oil and gas exploration and production  company with all of its producing  assets in Russia.  The company is developing three oil fields in Western Siberia ten miles north of Samotlor,  the
7th largest field in the world and the largest oil field in Russia.  The company has been producing and exporting oil out of Russia since 1998.

                                      #####

This Press Release may contain  certain  forward-looking  statements,  including declarations  regarding  Teton and its  subsidiary's  expectations,  intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual  results may vary based upon future  events,  both within and without the control of the Teton's management.

The United States Securities and Exchange Commission ("SEC") permits oil and gas companies,  in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically  and legally  producible  under existing  economic and operating conditions. We disclose information concerning "probable reserves" and "possible reserves" in this press release.  The SEC guidelines would strictly  prohibit us from including this information in filings with the SEC.  Investors are urged to consider  closely the  disclosure in our Form 10-KSB filed with the SEC on March
31, 2003,  copies of which are available from us upon written request  addressed to Teton Petroleum  Company,  1600 Broadway,  Suite 2400, Denver, CO 80202-4921.
This form can also be obtained  from our website  www.tetonpetroleum.com  or the
SEC's web site at www.sec.gov.

Corporate   contact   information:    Karl   Arleth,    Denver,    303-542-1878,
kfarleth@yahoo.com;  media contact  information:  Lori  Jennings,  202-659-7902,
ljenning@apcoworldwide.com.